Exhibit 99.1

News Release

Media Contact:

Doug Holt

(312) 557-1571

Doug_Holt@ntrs.com

http://www.northerntrust.com

FOR IMMEDIATE RELEASE

Northern Trust Elects Thomas E. Richards

to Board of Directors

CHICAGO – July 22, 2015 – Northern Trust Corporation (Nasdaq: NTRS) announced today that Thomas E. Richards, Chairman, President and Chief Executive Officer of CDW Corporation, has been elected to its board of directors.

“We are delighted to welcome Tom Richards to Northern Trust’s board,” Northern Trust Chairman and Chief Executive Officer Frederick H. Waddell said. “His wealth of technology sector experience and business acumen will contribute greatly to Northern Trust’s continued focus on growth and delivering shareholder value.”

Richards, 60, has served as President of CDW since 2009, Chief Executive Officer since 2011 and Chairman since 2013. Before serving as Chief Executive Officer of CDW, Richards served as CDW’s Chief Operating Officer from 2009 to 2011.

Prior to joining CDW, Richards held leadership positions with Qwest Communications International Inc., including Executive Vice President and Chief Operating Officer. Richards also served as Chairman and Chief Executive Officer of Clear Communications Corporation and as an Executive Vice President of Ameritech Corporation.

-more-

Richards currently serves on the Board of Directors for Junior Achievement of Chicago and on the Board of Trustees for the University of Pittsburgh and Rush University Medical Center.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has offices in the United States in 19 states and Washington, D.C., and 20 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2015, Northern Trust had assets under custody of US$6.2 trillion, and assets under management of US$946 billion. For 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit northerntrust.com or follow us on Twitter @NorthernTrust.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at http://www.northerntrust.com/disclosures.

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